AMENDMENT TO THE COMPANY'S
                             1992 STOCK OPTION PLAN

               The amendment amends Section 2 of the 1992 Stock Option Plan to read in its entirety as follows:

               2. STOCK


                             Options  may be granted  under the Plan to purchase
               up to a maximum of 2,000,000 shares of the Company's common stock, par value $.01 per share ("Common Stock"), in the aggregate and 800,000 shares of Common Stock for any participant, subject to adjustment as hereinafter provided. Shares issuable under the Plan may be authorized but unissued shares or reacquired shares, and the Company may purchase shares required for this purpose, from time to time, if it deems such purchases to be advisable. If any option granted under the Plan expires or otherwise terminates without having been exercised, the shares subject to the unexercised portion of such option shall continue to be available for the granting of options under the Plan.


               Language deleted by the amendment has been crossed out and language added by the amendment has been underlined. The rest of the 1992 Stock Option Plan, which was approved by shareholders in 1992, will remain unchanged.